ELKCORP ANNOUNCEMENT

To:	ElkCorp Employees

Fr:	Tom Karol

Re:	Binding Offer for ElkCorp by BMCA

Dear Colleagues,

Today we announced that, after a thorough review process, our Board has determined that a binding offer from BMCA to acquire Elk for $43.50 per share is superior to the $42.00 offer we previously accepted from Carlyle. Our press release is attached.

This announcement means that Elk has issued its intention to terminate the merger agreement with Carlyle, which has started a 5 business day waiting period, ending on Monday, February 5, and will allow Carlyle to make a counter offer.

As you know, our Board has a fiduciary duty to do what it can to maximize value for the Company’s shareholders. Today’s announcement reflects their view that this is the best way to do that. It’s clear that the significant value for the company is a reflection of the skills and expertise of Elk’s employees, which both BMCA and Carlyle highly respect.

There isn’t much more we can say at this time and we will provide a further update on the process as soon as we are able. We appreciate your continued support.

Sincerely, Tom Karol Chairman and CEO

Additional Information and Where to Find It. In connection with the Carlyle tender offer, ElkCorp has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"). In connection with the proposed merger with affiliates of The Carlyle Group, ElkCorp expects to file a proxy statement with the SEC, if required by law. In connection with the tender offer by an affiliate of BMCA, ElkCorp expects to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC and, if ElkCorp terminates its merger agreement with Carlyle and enters into a merger agreement with BMCA, ElkCorp expects to file amendments to this Schedule 14D-9. Investors and security holders are strongly advised to read these documents (when they become available in the case of those not yet available) because they contain or will contain important information about the tender offers and the proposed mergers. Free copies of materials which filed by ElkCorp will be available at the SEC’s web site at www.sec.gov, or at the ElkCorp web site at www.elkcorp.com, and will also be available, without charge, by directing requests to ElkCorp, Investor Relations, 14911 Quorum Drive, Suite 600, Dallas, TX 75254-1491, telephone (972) 851-0472. ElkCorp and its directors, executive officers and other members of its management and employees may

ELKCORP ANNOUNCEMENT

be deemed participants in the solicitation of tenders or proxies from its shareholders. Information concerning the interests of ElkCorp's participants in the solicitation is set forth in ElkCorp's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in proxy statements relating to any merger, if one is required to be filed, and in the solicitation/recommendation statements on Schedule 14D-9 when they become available.